Exhibit 99.1

Investment Community Conference Call

Tuesday, May 10, 2005, 4:00 PM Eastern

Operator:

“Good Day, Ladies and Gentlemen, and welcome to the QuadraMed Investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation. Let me take a moment to reference QuadraMed’s Safe Harbor Statement under the Private Securities Litigation Reform Act. The presentations made during this conference call contain forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission. At this time I would like to introduce Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer. Mr. English, please go ahead.”

Lawrence P. English:

Thank you very much. Good Morning, Ladies and Gentlemen. Thank you for joining us.

With me in our conference room in Reston, Virginia is QuadraMed’s Chief Financial Officer, John Wright, and several other members of our management team are here and they may participate in the Q&A. John is going to discuss the financial statements. I will comment on how I feel about the Quarter and I want to say a few words about our strategy. Finally, we will turn to your questions.

John, go ahead…

John Wright:

Thank you, Larry.

The first quarter of 2005 is now behind us; and it went much as we thought it would. Revenues from continuing operations for the quarter were essentially on plan and up about 5% from what we reported for the fourth quarter of 2004. And sales bookings for the quarter were slightly ahead of plan; even without us having a large Affinity sale during the quarter. The big financial news for the quarter concerned our operating costs; and, to a lesser extent, our costs of revenues. The cost reducing steps we planned in late 2004 came to fruition in the first quarter of this year. And as a result, our operating results are improved; and we move to the remaining quarters of 2005 with a substantially reduced cost structure.

As we have discussed previously, after assuming the duties previously held by our former Chief Operating Officer, Larry took a number of steps that streamlined our Company and its operations. As a result of this streamlining, during the first quarter some 95 positions were eliminated. The cost of carrying those employees in 2004 was almost $8.9 million.

The actual operating expense numbers for the quarter reflect this reduction. Total operating expenses for the 1st quarter were $19.5 million dollars. However, that number includes some severance and related charges incurred during the quarter of $1.1 million; plus it includes the actual salary paid those severed individuals in the quarter of an additional $350,000. So the first quarter operating expenses still contain a sizable amount of costs that has now been eliminated.

Our total employee headcount went from 848 at December 31, 2004 to 681 at March 31, 2005—a reduction of some 167 positions. And we have not seen any significant reduction in our effectiveness in doing our jobs as a result of the decrease. In addition to the aforementioned reduction in our workforce, the closing of the Financial Services Division resulted in some 88 positions being eliminated. And I’ll talk more about that in a moment.

But now let’s briefly look at some of the components of the Statement of Operations. As I mentioned earlier, revenues were about where we expected them to be; and the components of revenues were pretty much on plan. The drop in revenues from the corresponding quarter of 2004 was principally due to much lower hardware revenues this quarter.

The biggest change in Revenues was with maintenance. Maintenance revenues continue to grow, with Tempus and Détente contributing some $1.4 million to the total maintenance revenues of $13.4 million for the quarter.

Our gross margin percentage was 62% for the quarter; which is generally consistent with the past. With maintenance revenues comprising a larger share of revenues, we would expect the percentage to move up somewhat; which it did.

The loss from operations for the quarter was $601,000; an improved result from the same quarter in 2004 and from the previous quarter. And if you were to add back the charges for severance and related items of $1.1 million, and the 2005 salaries paid to former employees of $350,000 that are included in our operating expenses, that $601,000 loss turns positive. And, if you were to add back the amortization and depreciation of $2,625,000 that is included in the operating loss; that positive number goes up even further. So, all-in-all, an improved result from continuing operations this quarter; due in large measure to the cost cutting previously discussed.

Below the operating line we had the usual preferred stock accretion of almost $1.2 million, a non-cash charge. And we paid the quarterly dividend of $1.375 million.

The results of the Financial Services division are shown as a discontinued operation in the first quarter. The total loss for that division was some $1.7 million; and that includes a charge of slightly over $1 million for the exit cost of the facility closing. All known costs associated with the closure of this division are now behind us; there should be no additional charges in the future.

Looking at the major components of the balance sheet, we ended the quarter with a little over $20 million of unrestricted cash; down about $2 million from the end of the calendar year. About $800,000 of the decrease came for operating activities, $400,000 from investing activities, and $900,000 from financing activities.

Both accounts receivable and deferred revenues were up about $10 million from the end of the calendar year. Both of these increases are principally due to the large amount of annual maintenance billings which are done in the first quarter of each year. There are no other major changes in our balance sheet accounts for the quarter.

We continue to have discussions with parties interested in subleasing our facility in San Rafael; but nothing definitive has been signed or is imminent. There is considerable more interest in our San Marcos location; but nothing is signed there as yet. Rent on these two locations is in total about $160,000 per month, and is charged against the provisions taken this quarter and last for exit costs of building closures.

Let me comment briefly on recent developments concerning our litigation with Jim Durham, our former CEO, and with our customer, MedCath. Last week the United States District Court, Northern District of California, over our objections, entered judgment in favor of Mr. Durham against us in an amount of approximately $5,050,000, an amount which includes interest. We had previously disclosed in our 2004 10-K that we thought the ultimate amount of a settlement with Mr. Durham would range between $3.7 million and $4.8 million, plus interest. At December 31, 2004 and at March 31, 2005 we have provided $4.1 million, plus interest, as an accrual for this matter. However, we believe that the Court’s ruling was legally erroneous, and we presently intend to pursue our appellate options.

We intend to fund the ultimate settlement with Mr. Durham with certain assets included under the heading “Other Long-Term Assets” on our balance sheet. These certain assets are company-owned life insurance policies and Split-Dollar life insurance policies with a carrying value at March 31, 2005 of approximately $5.3 million. Part of the dispute with Mr. Durham is the valuation of these assets to be used for settlement. The ultimate outcome of these disputes cannot presently be determined.

There is nothing to report on the MedCath litigation.

Before turning the presentation back to Larry let me comment briefly on our recent win at the Veteran’s Administration and a few words about Sarbanes-Oxley.

Historically, most VA medical centers have used both QuadraMed or 3M products and services to meet their Coding and related needs. Late last year the VA decided to consider whether or not a single-vendor of such services was in the best interests of the medical centers and the VA. We participated in this RFP process and we were recently notified that we were successful in our efforts to be named the single-vendor of coding products to all 128 of the VA’s medical centers.

We are excited about the VA win because it validates the quality of our products and services to this segment of the hospital market. While our proposal calls for us to lower the price for some of the products and services we provide the VA medical centers, it should expand the number of centers we are serving. Thus, we think we will be essentially revenue neutral with our government services in the short-term; but are well positioned to increase, in the long-term, the level of consulting services we are delivering to those medical centers. And it should reduce our government business cost structure somewhat since our selling and marketing efforts should be reduced, or redirected to other types of services or products.

We filed our Form 10-K on March 25th. The delay in filing was, as described in a separate filing with the SEC, a result of BDO Seidman’s, our auditors, inability to complete their work on the financial statement audit by the March 16th due date. In that filing we pointed out certain material weaknesses in our internal controls that we had previously discussed during our March 16th earnings call.

BDO completed their work on the audit of our internal controls (the Section 404 audit) on April 28th and we filed an amended Form 10-K/A the next day. The amended filing contained BDO’s report on their internal control audit that was absent in the original 10-K filing. Conclusions as to our internal controls did not change significantly between these two filings.

At the end of the first quarter we believe that these material weaknesses in internal controls continues to exist, but we are comfortable with our plans to continue to improve our reporting and accounting systems during the second quarter and the balance of 2005.

Before turning it back over to Larry, let me summarize by saying that we are pleased with the positive affect that the first quarter restructuring and reduction in force had on our operating results for the quarter, and should have on future operating results.

Thank you.

Larry.

Lawrence P. English:

Thank you, John. Good job.

I don’t have a lot more to add to what John reported for Q1. Just to repeat the highlights:

•	We implemented the cost reductions as we said we would,

•	Our bookings were somewhat above our expectations and

•	We won a tough competition for the VA contract.

I believe that our improved quarterly results, our debt free balance sheet and the fact that the US Government just awarded us a 5-year contract should dispel any lingering doubts in the minds of customers and potential customers regarding the Company’s stability or staying power.

Before I talk about strategy, I should comment on some of the leading indicators we track.

•	As we mentioned, bookings in the quarter were ahead of our internal plan as a result of two large MPI sales and strong Affinity vertical sales.

•	The total company pipeline has remained flat throughout the quarter and down about 10% from a year ago. The Affinity vertical pipeline at March 31 was higher than a year ago but the new Affinity pipeline is down by more than 20% from a year ago. However, you should not read too much into this. We downsized the sales force earlier this year and we implemented a much more focused prospecting strategy. The pipeline is smaller but we suspect is of much higher quality. Based on the visibility of opportunities we have before us—hospitals that are in our pipeline and we know are planning to make decisions this year- we still believe we will make our full year bookings plan for new Affinity sales.

Now, I do want to say a few words about strategy. What we are going to do to move the Company forward? We have brought our expenses more in line with revenue and we have instilled a strong cost conscious culture in the organization. Now we need to find a way to ignite the growth engine.

Since taking over operations I have spent a lot of time with our customers, our sales people and our product management. With the distractions of the last few years behind us we have evolved, and are evolving, what we believe will be a very focused strategy for growth.

First let me remind you of the Company’s strengths:

•	We are in a large and growing market.

•	We have award winning and innovative products.

•	Affinity and Quantim are widely recognized brands.

•	We have a large installed base which is a very important asset. It is a source of recurring revenue and it provides a ready market for new products. Since no customer has everything we sell, every customer is a prospect for something we sell.

•	We have great people who are deeply committed to what they do.

Our go forward strategy for Affinity and related enterprise products has three components:

•	First, to increase penetration of our existing customer base with existing and new revenue cycle, patient care products and ancillary products — and to increase supplemental services we sell to our existing customers.

We work closely with our customers so we know what they want, what they need and what they are willing to pay for. As a result we are able to focus our product development on things for which we have a ready market.

•	Second, we have several products that are frequently packaged with Affinity but are also sold on a standalone basis. Included in this category are:

•	MPI Product

•	Contract management,

•	Scheduling,

•	Patient Focused Systems

•	Performance measurement

•	Pharmacy,

•	Lab and soon

•	Radiology.

Each of these products has a meaningful standalone market. In fact we exceeded our bookings goal in Q1 without a new Affinity sale largely because we had strong sales of ancillary Enterprise products.

•	Third, we plan to make new Affinity sales by targeting a laser-like marketing thrust at community hospitals which are on the older versions of our competitor’s products. There are fewer than 5000 hospitals in the United States. All of them have some kind of Hospital Information System and we have good data on what they have. We intend to be in front of them when they are approaching a decision point about their HIS vendor.

Our revenue cycle products are highly regarded in the marketplace. They are differentiated by their robust functionality and their ability to improve revenue cycle. We are building on this strength by developing new modules to make the product more attractive to potential new customers and for which we feel very confident we have immediate sales opportunities to existing customers.

We are also planning to expand our supplemental services. For example, we are finding that there is an opportunity to sell customers on training services to help them use our tools more effectively.

We are newer in the clinical area but our products have been well received. In this area we differentiate ourselves by offering a practical and evolutionary approach to the introduction of advanced clinical applications, including Computerized Physician Order Entry.

We have developed a seven step program designed to implement advanced clinical applications over several years. We believe this process is ideal for a community hospital whose management knows it must be proactive in response to patient safety concerns but recognizes that an evolutionary approach is more appropriate for both its culture and its budget than the “big bang” solution offered by some of our larger competitors.

We hope that the things that differentiate our products and our focused marketing and prospect strategy will bring us many more Affinity customers and a deeper penetration of our customer base.

To grow in the HIM market (Quantim) we must take market share from our larger competitors. That is not easy to do even though our products are differentiated on the basis of their ability to produce more accurate codes. Our strategy therefore is to further differentiate ourselves by capitalizing on our single vendor, Integrated Solution, to facilitate the paperless Medical Records department. We hope to package our software products with a business process re-engineering service which uses our technology solution as an agent of change in the medical records department. We believe this will approach will appeal to CFO’s and Medical Records executives because of the obvious cost savings and the positive impact on revenue cycle. For QuadraMed, the concept has the potential to generate services revenue as well as license and maintenance revenue.

Finally, in Government we will capitalize on our recent victory to increase our penetration of the VA system and to add consulting services on revenue cycle to our product offering. We will also seek to bring our solutions to the DoD and The Bureau of Indian Affairs both of which face challenges similar to the VA.

In all, we believe this is a very focused strategy that is designed to take optimal advantage of our strengths and opportunities.

We will now turn to your questions.

Operator:

Thank you, Gentleman. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, please touch *1 on your touchtone telephone at this time. Also, as a reminder, if you’re on speaker phone, please remove your mute function to allow your signal to reach our equipment. Once again, that’s *1 if you’d like to ask a question. We’ll pause for a moment.

We have a question from Adrian MacKay from Free Style Fund Management.

Mr. MacKay:	Good Afternoon. Can you comment on the quarterly fees for the maintenance revenues. You mentioned at the start of the discussion that the first quarter typically has higher collections. I’m not sure if that included revenue as well.

Mr. Wright:	Yes, Adrian, the revenue itself is ratable over the year. The only thing that is seasonal is the actual collections. Some maintenance customers bill monthly, some quarterly, some annually so the only variables is tied to the billing not the revenue side.

Mr. MacKay:	OK. Another working capital related question. The deferred revenue balance went up pretty substantially from year end.

Mr. Wright:	Yes.

Mr. MacKay:	Can you comment on what some of the factors were there.

Mr. Wright:	There was really just one factor. That, again, is the maintenance billing. Affinity maintenance is billed on an annual basis and that billing goes out in the first quarter. And that’s why we have an increase in the accounts receivable and deferred revenue in roughly the same amounts.

Mr. MacKay:	They’re tied together.

Mr. Wright:	That’s correct.

Mr. MacKay:	OK. That’s all I have.

Operator:	The next question is from Matt Campbell from Knott Partners.

Mr. Campbell:	Good afternoon, gentlemen. Congratulations on getting your operating expenses in line. I was just curious if you could comment a little bit more on the VA Hospital win. Were there multiple competitors there? I was wondering if you could just follow-up.

Mr. English:	Yea, Matt, I believe there were three bidders, QuadraMed, 3M and another company in the loop. And as we disclosed in the K, the VA essentially said, we are going to have a national contract instead of having you guys sell the stuff to individual hospitals, and we want to know your price is for that. And we’re thinking about we may just award one of you an exclusive contract. So we submitted our bid and we did, as John mentioned, discount our existing rate and we were successful. We were named as the sole source vendor. I think we’re in 70-something hospitals. There are 128 in total. We now have the opportunity to sell to those additional ones. Plus, I believe with the penetration we have and the knowledge we have learned within our organization about how they use these products and how their revenue cycle works that there are a lot of consultant services that we can sell into the VA system. Obviously it’s a great moral victory for us but we think down the road, while maybe revenue neutral near term, we think down the road it’s an opportunity for revenue growth.

Mr. Campbell:	Great. Just to follow up. John, you mentioned that some of those sales people you would be able to redirect. How many sales people can you redirect to other areas?

Mr. English:	We haven’t figured that out yet. The redirection may be in the direction of these consulting services that we talked about.

Mr. Campbell:	Congratulations on turning it around, guys.

Operator:	Next to Chris Cook at Zazove.

Mr. Cook:	Thanks. The operating expense numbers for the 1st quarter, should we look at those as staying stable for the balance of the year, or will there be more expenses that will come out in subsequent quarters.

Mr. English:	Chris, you’ll need to do the adjustment that John gave you to get to a more legitimate run rate because there were severance charges and the people weren’t all out until February, so the operating expenses for the first quarter was not exactly a run rate you’ve got to make that adjustment.

Mr. Cook:	I missed the first part of the call.

Mr. English:	I see. I think it was $1.1 million in severance and $350,000 of salary paid to those people before they actually left. If you take that out of the operating expenses, you’re looking at a better run rate. My experience has been when you flatten an organization that you find other efficiencies. We have a team here now that realizes that we can do a better job at expense management. I think that there’s a real cost conscious culture that has taken hold. I don’t have a list of things that we’re about to do right now, but I think it’s more likely that we’ll be able to take it better than it is.

Mr. Cook:	And lastly, on CapEx. What are your expectations for CapEx for the year?

Mr. Wright:	It’s going to be a low year, Chris. A few million dollars.

Mr. English:	We don’t capitalize any software, just personal computers.

Mr. Cook:	Thanks.

Operator:	Next question from Todd Cohen, MTC Advisors.

Mr. Cohen:	Good Afternoon. Just a couple of questions for you guys. Early in the call you made reference to the lawsuit with the ex-CEO and that he was awarded $5 million. That has been accrued for? Is that the restricted cash figure?

Mr. Wright:	We do have an accrual on the books, I think I mentioned $4.1 million plus interest that is accrued, and then we have certain assets on the books that we have earmarked that we will use on the ultimate settlement with him. But the restricted cash balance has nothing to do with this litigation. That’s really for certain contracts where we have some bonds in place where we have to guarantee bonds.

Mr. Cohen:	So the cash equivalent of $20.3 million…Are you saying that there is $4 million some place else?

Mr. Wright:	Yes, I’m saying that other long-term assets there are company-owned…

Mr. Cohen:	Oh, I’ve got it. Other long-term assets. Great. And then, Larry, you referred to the recurring revenue stream. Can you highlight for us what that figure is and how you define recurring revenue.

Mr. English:	Yes, well, we define recurring revenue obviously as maintenance revenue. I know a lot of our HIM contracts are term contracts that renews. Government business are term contracts that renew. Then we have a core amount of supplemental services that are not guaranteed that you will get it, but year after year we do. And then we have third-party maintenance charges and a few other annual renewable contracts. It all adds up [am I allowed to give this number?]…

Mr. Wright:	I think so.

Mr. English:	…it adds up to about $78 million.

Mr. Cohen:	$78 million?

Mr. English:	Right.

Mr. Cohen:	And then, this electronic records management thing you’re working on, who’s your partner in that? I think you indicated that you had a partner you’re working with.

Mr. English:	We didn’t say anything about that in this call. Are you talking about an earlier call?

Mr. Cohen:	Well, can you describe again the electronic records management piece that you were talking about pursuing?

Mr. English:	I don’t know. In previous calls, we have disclosed and in deed it is the case, that we are working on an electronic data depository with LA County, we have a joint venture going there, but that is not even in beta yet. I’m looking for my notes, I can’t remember…

Mr. Cohen:	Maybe I misunderstood…

Mr. English:	Are you talking about the process re-engineering thing? We’re doing that ourselves.

Mr. Cohen:	OK. I think that’s got it. Going back to the gentleman’s question from Zazove, I can assume that we can take out $1.25 million per quarter now going forward. Is that how it’s going to work?

Mr. Wright:	Those items that we described are certainly for salaries of people that are no longer here. That’s certainly accurate, Todd.

Mr. Cohen:	I just wanted to be sure.

Mr. Wright:	We brought the number of employees down and don’t see taking it back up.

Mr. Cohen:	Thank you.

Operator:	J. Hingorani from Thompson Davis & Company, your question.

Mr. Hingorani:	Hi, Gentlemen. Just a real quick question. You said you were new in the clinical area. Can you just give me more insight into what you are looking at there, what you’re looking to address? Is any of it on the clinical ambulatory side or is it all hospitals?

Mr. English:	I said we were newer. You know, QuadraMed’s Affinity product line is historically been very strong in the revenue cycle, patient registration, and so forth, but we’ve offered clinical products for a number of years. We’re all hospital. Our solutions are nursing solutions, chart solutions, we have a pharmacy system, we have a laboratory system, we have a radiology system that is about to be introduced to the United States and we have a computerized physician order entry product. What we’re focusing on is the need for hospitals to increase their use of technology to improve patient safety and improve the quality of care. There are a variety of applications that can be bought as a package, or bought individually or implemented gradually which is what a lot of hospitals do, that enable them to move from the simplest of clinical applications all the way through to computerized physician order entry.

Mr. Hingorani:	And then the other question I had was that I think when you were going through the financials you mentioned something about that installations being down. Is that seasonable? What was your comment on that?

Mr. English:	No, I didn’t mention installations being down. I said the pipeline, that is the total value of the contracts that our sales guys are working on is kind of a subjective number that we look at every quarter, the pipeline for new Affinity sales were down. But then I added that people shouldn’t overreact to that because we have fewer sales people, we have more focused marketing strategy, but while the absolute number is down, I believe it’s of higher quality.

Mr. Hingorani:	So the number on the Income Statement under Revenue, Other, that’s down…

Mr. English:	I’m sorry. The number I’m talking about on the pipeline is not a number we disclose.

Mr. Hingorani:	Right. But $2.67 million is down from $3.4 a year ago. How would you characterize that? Is that also because you have fewer salespeople?

Mr. English:	Wait just a minute. Let me find it.

Mr. Wright:	I think that’s just a function of the hours that were devoted to installations during the quarter. Plus it is affected by the profitability of the work that is being done at the particular hospital. There’s nothing terribly unusual about that fluctuation.

Mr. Hingorani:	OK. And the licenses itself being down, was also attributed to what?

Mr. Wright:	Same thing. The same drivers of installation revenue are the drivers of the license revenue on Affinity contracts.

Mr. Hingorani:	OK. And again, the thing about the pipeline applies here as well. That doesn’t mean just that because it down year over year first quarter that that is necessarily going to be the case moving forward. Is that what you’re saying?

Mr. Wright:	Yes.

Mr. Hingorani:	OK. I’m relatively new to the story and I’ll look forward to following it some more.

Operator:	We’ll take a follow-up question from Matt Campbell, Knott Partners.

Mr. Campbell:	John, I was just curious, how much did SOX cost you this quarter?

Mr. Wright:	Well, I think Matt, if you value my time at a dollar an hour, it would still be a lot. We spent…I don’t think I want to say a specific number…let’s just say a lot.

Mr. Campbell:	I guess a follow-up is Do you see that expense coming down?

Mr. Wright:	Yes we do, Matt. The first time through 404 we had a lot of outside consultants assisting our internal audit group of several hundred thousand. That part will certainly go down. Unfortunately, the fees charged by the accounting firms doesn’t look like it will go down and that is another multi-hundred thousand fee just for the auditors for the 404 work.

Mr. Campbell:	And on the legal side of the matter, where do you see legal costs going on a going forward basis.

Mr. Wright:	We can test the power of prayer. I hope they’ll go down. Getting this Durham thing behind us and the lack of activity on the MedCath thing makes me optimistic that the legal expenses will be more in control in ’05.

Mr. Campbell:	Great. Thank you very much.

Operator:	Next is Peter Weintraub from UBS.

Mr. Weintraub:	I just wanted to know where you’re at with the leases on the two properties in Northern California.

Mr. Wright:	As I indicated, we do have San Rafael property that is the larger, more expensive property. We have a number of people that are looking at it almost weekly. We’re in a dance with some of them, but we don’t have a deal yet so we don’t have a deal yet. The property farther south is going to be far more marketable. It’s a building that is in an area that is more in demand. We are optimistic that we will have it leased in a matter of a few months. But San Rafael, we just don’t know. It’s a very depressed area and who knows. We made some estimates, made the accrual in 12/31/04, but those are just estimates based on what kind of sublease we may sign in the future. Nothing more definitive I’m afraid.

Mr. Weintraub:	Thank you very much.

Operator:	We have no further questions at this time, Mr. English. I’ll turn the conference back to you for any additional or closing remarks.

Mr. English:	Thank you very much for your time and attention, Ladies and Gentlemen. We believe we’ve turned the corner on the operating expense. We believe we have a corporate strategy to begin driving revenue growth and we’ll look forward to speaking with you again at the end of the second quarter.

Operator:	That concludes today’s conference. Thank you for joining us and have a great day.